Exhibit 1

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)

Notice of Annual General Meeting 2024

The Company announces that it has published its Notice of Annual General Meeting 2024 (the “AGM Notice 2024”) on its website. Ahead of the Annual General Meeting 2024 (the “AGM”) to be held on 24 April 2024, the following documents are being mailed and made available to its shareholders (as applicable) today, 14 March 2024:

(1)          Annual Report and Form 20-F 2023 (including the Strategic Report 2023) www.bat.com/annualreport

(2)          Combined Performance and ESG Summary 2023 www.bat.com/annualreport

(3)          AGM Notice 2024 www.bat.com/AGM

(4)          Proxy Form

(5)          Proxy Form - South Africa

(6)          Voting Instruction Form - South Africa

Documents listed above with a hyperlink are also available on the Company’s website.

In compliance with Listing Rules 9.6.1 and 9.6.3, a copy of the following documents will be submitted to the Financial Conduct Authority via the National Storage Mechanism and will shortly be available for inspection via the following link: https://data.fca.org.uk/#/nsm/nationalstoragemechanism:

–         The AGM Notice 2024; and
–         The Forms of Proxy.

In compliance with JSE requirements and ahead of the AGM, the Company reports that, in the case of the South Africa Branch Register, the last day to trade is 16 April 2024 and the Record Date is 19 April 2024.

C Dhokia
Deputy Secretary

14 March 2024

Enquiries:

British American Tobacco Media Centre
+44 (0)20 7845 2888 (24 hours) │@BATPlc

Investor Relations
Victoria Buxton: +44 (0)20 7845 2012
Amy Chamberlain: +44 (0)20 7845 1124
Yetunde Ibe: +44 (0)20 7845 1095
John Harney: +44 (0)20 7845 1263
Jane Henderson: +44 (0)20 7845 1117